EXHIBIT 10.68

                              TAG-IT PACIFIC, INC.
                          21900 BURBANK BLVD, SUITE 270
                            WOODLAND HILLS, CA 91367






CONFIDENTIAL



July 12, 2002



Levi Strauss & Co.
Levi's Plaza
1155 Battery Street
San Francisco, CA 94111

         Re:      EXCLUSIVE *** COMPONENT SUPPLY AGREEMENT

Ladies and Gentlemen:

                  This letter agreement (this "AGREEMENT") constitutes the binding agreement of Tag-It Pacific, Inc., a Delaware corporation ("TPI") and Levi Strauss & Co., a Delaware corporation ("LS&CO."), under which TPI shall supply to LS&CO. components and equipment for the manufacture of ***using a ***process and trade secrets (the "***TECHNOLOGY") licensed to TPI by ***("***").

                  For good and valuable consideration, receipt of which is hereby acknowledged, TPI and LS&CO. agree as follows:


1.       SUPPLY RELATIONSHIP

                  TPI shall sell waist band components to LS&CO. on an exclusive basis in the Territory for certain product categories and provide to LS&CO. and its contract manufacturers equipment and training for manufacturing *** using the ***Technology on the terms and conditions described in this Agreement.


2.       PRODUCTS AND EQUIPMENT

                  (a) PRODUCTS. "Products" shall mean: (i) ***(b), ***group of bottoms (the "***BOTTOMS") manufactured in accordance with the Specifications and ***to be sewed into ***Bottoms (the "*** PRODUCTS"); and (ii) ***components for other LS&CO. products ("ADDITIONAL PROGRAM PRODUCTS") as may be mutually agreed by the parties.

                  (b) INITIAL EXECUTION OF *** BOTTOMS. As of the date of this Agreement, LS&CO. is evaluating four different ***constructions for the ***Bottoms: the "Original," the "3A," the "3AA" and the "4A" constructions. LS&CO. has completed evaluation and testing of the Original construction and, in


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***  Terms  represented  by  this  symbol  are  considered  confidential.  These confidential terms have been omitted pursuant to a Confidential Treatment request filed with the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.


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conjunction with TPI, is testing the other three constructions, certain of which
LS&CO. currently prefer to the Original construction. LS&CO. shall complete testing, make a selection of the desired construction and provide specifications to TPI no later than one week after receipt from TPI of acceptable samples of the 3A, 3AA and 4A construction. If LS&CO. fails to make a selection by that date, then LS&CO. shall be deemed to have selected the Original construction, and the ***Products shall reflect that construction. TPI shall then supply such ***Products on the terms described in this Agreement.

                  (c) SPECIFICATIONS. Final specifications (the "SPECIFICATIONS") for *** Products for the Original construction are included in EXHIBIT A. Preliminary specifications for *** Products for the other two constructions under evaluation are included in EXHIBIT A. Final Specifications for the constructions selected through the process described in Section 2 (b) and for Additional Program Products as shall be mutually agreed from time to time if and as LS&CO. develops products for which it wishes to incorporate Additional Program Products. Data regarding current production and processing requirements for the *** Bottoms, which data are or will be reflected in the Specifications, are attached as EXHIBIT B.

                  (d) EQUIPMENT. "EQUIPMENT" means the ***machine and a ***, each as described on EXHIBIT C. References in this Agreement to provision of Equipment at a Facility (as defined below) mean one production unit consisting of two ***machines and ***.


3.       EQUIPMENT

                  (a) EQUIPMENT. TPI has delivered a set of Equipment to LS&CO.'s Powell, Tennessee facility for evaluation purposes. Such Equipment shall be moved at the expense and risk of TPI to LS&CO.'s design or other facility in San Francisco, or to a production or other facility designated by LS&CO. by August 15, 2002. TPI shall have access to the machinery at all times during reasonable business hours or otherwise upon reasonable advance notice to LS&CO. TPI at its expense shall install and cause Equipment to be installed, integrated into manufacturing operations and operational in each of three facilities (the "INITIAL FACILITIES") by September 1, 2002, and then up to an additional ***production units, each of which shall have the capacity of approximately ***units per week (based on the selected construction) on single shift, as needed by LS&CO., with two of such installations completed by October 1, 2002 and the third by October 31, 2002 (with the Initial Facilities and others that may be added in the future, the "FACILITIES"). Going forward, TPI shall at its expense and upon a normal Equipment procurement and delivery schedule (approximately 60 days), provide additional Equipment to LS&CO. and its contractors in an amount sufficient to meet LS&CO.'s demand for Products. TPI shall not be responsible for delays resulting from force majeure events (as contemplated by Section 19 (d)), the contractors' inability to receive the Equipment or provide the access, space and environment necessary for the Equipment to operate (as specified in Section 3(b)) or for delays caused by negotiation of leases for the applicable equipment as required by Section 3(e).

                  (b) INITIAL FACILITIES. LS&CO. shall ensure that the Initial Facilities are prepared for installation of the Equipment, with all necessary hook-ups, assembly line engineering and an industrial surge protector in place and completed no later than July 31, 2002.

                  (c) BACK-UP EQUIPMENT. TPI shall maintain a back-up set of Equipment and spare parts to ensure repair or replacement of Equipment at any Facility within twenty-four hours. TPI, at its expense, shall provide spare parts and maintenance for the Equipment. TPI shall be responsible only for normal wear and tear. Repair of any damage resulting from misuse of the Equipment or failure to maintain the operating environment shall be the responsibility of the operator of the Equipment. TPI shall be responsible for obtaining at its expense liability insurance for all Equipment.

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***  Terms  represented  by  this  symbol  are  considered  confidential.  These confidential terms have been omitted pursuant to a Confidential Treatment request filed with the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.


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                  (d)     TRAINING.  TPI shall at its  expense  at  the relevant
Facility train operators from each Initial Facility and later-added Facilities to operate the Equipment. TPI shall provide such on-site training on a reasonable periodic basis in order to address changes in operator composition due to attrition or other factors.

                  (e) EQUIPMENT LEASE. LS&CO. shall cause its contractors to enter into ***equipment leases on standard forms to be provided by TPI and to pay TPI a $1.00 start-up fee. Under the lease, contractors shall be required to use the Equipment exclusively for the manufacture of ***incorporating Products, to permit removal of the Equipment upon breach of the equipment lease or cessation of manufacturing at the Facility of garments incorporating Products, to permit maintenance, access and monitoring by TPI, to prohibit reverse engineering, to protect TPI and ***trade secrets, and to ensure that the Equipment remains the unencumbered property of TPI. The lease shall require that operators use processes in accordance with training provided by TPI. The lease shall require the contractor to indemnify TPI against damage to the Equipment and liability to third-parties arising from misuse of the Equipment and shall contain other commercially reasonable provisions customarily found in major equipment leases. LS&CO. shall cooperate with TPI in requiring LS&CO.'s contractors to comply with the requirements of this Agreement applicable to such contractors. LS&CO. shall cooperate with TPI in causing the prompt return of Equipment by a contractor from a Facility following any decision by LS&CO. to stop manufacturing garments incorporating Products at such Facility.

                  (f) NO LS&CO. RESPONSIBILITY. It is understood and agreed that LS&CO. is not a guarantor of, and has no responsibility to TPI relating to, any contractor's compliance with the equipment lease or license or otherwise in respect of use of the Equipment and Products. LS&CO. and TPI recognize their common interest in the proper and limited use by contractors of the Equipment and Product and in the potential impact on LS&CO.'s production and TPI's business arising from contractor-level problems. As such, LS&CO. and TPI shall consult and cooperate with one another regarding any concerns about such contractor use, and TPI shall not terminate an equipment lease or license, or remove or make unusable any Equipment, without first notifying and consulting with LS&CO., it being understood that TPI shall have no responsibility for production interruptions resulting from the termination by TPI of a lease in accordance with its terms following such consultation with LS&CO.

                  (g) FACILITY COSTS AND PERSONNEL. All power, water, environmental and other costs of operating the Equipment shall be born by LS&CO. with respect to Equipment installed in LS&CO.-owned Facilities and by contractors with respect to contractor-owned Facilities. Operators in LS&CO.-owned Facilities shall be employed by LS&CO. and operators in contractor Facilities shall be employed by the contractors at no cost in either case to TPI. TPI shall have no responsibility or liability for production interruptions caused by lack of power or operator labor or from damage to Equipment caused by operators.

                  (h) IMPROVEMENTS. Any improvements made to the Equipment or the Products in the Facilities or the process of application in the Facilities shall become the property of TPI, subject to a continuing royalty-free right in LS&CO. and its contractors to use any such improvements during such time as they are authorized to use the Equipment.


4.       COMPENSATION AND PAYMENT

                  (a)     DEFINITIONS.   For  purposes of  this  Agreement,  the
following terms have the meanings given below:

                  "CUMULATIVE APPLICABLE PAYMENTS" means the sum of (x) payments in respect of Cumulative Product and Applicable Trim Purchases and (y) Make-Whole Payments as of the relevant date of determination.


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***  Terms  represented  by  this  symbol  are  considered  confidential.  These confidential terms have been omitted pursuant to a Confidential Treatment request filed with the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.

                  "CUMULATIVE APPLICABLE TRIM PURCHASES" means cumulative Trim purchases by LS&CO. as of the relevant date of determination up to $2 million.

                  "CUMULATIVE PAYMENTS" means the sum of (x) payments in respect of Cumulative Product and Trim Purchases and (y) Make-Whole Payments as of the relevant date of determination.

                  "CUMULATIVE   PRODUCT   PURCHASES"  means  cumulative  Product
purchases by LS&CO. as of the relevant date of determination.

                  "CUMULATIVE PRODUCT AND APPLICABLE TRIM PURCHASES" means the sum of: (x) Cumulative Product Purchases and (y) Cumulative Applicable Trim Purchases as of the relevant date of determination.

                  "CUMULATIVE PRODUCT AND TRIM PURCHASES" means the sum of: (x) Cumulative Product Purchases and (y) Cumulative Trim Purchases as of the relevant date of determination.

                  "CUMULATIVE TRIM PURCHASES" means cumulative Trim purchases by LS&CO. as of the relevant date of determination.

                  "INITIAL PAYMENT" means a payment of $1.25 million by LS&CO. to TPI upon the execution of this Agreement.

                  "MAKE-WHOLE AMOUNT" means the difference between: (x) the Minimum Guaranteed Quarterly Amount and (y) the Quarterly Applicable Total Purchase Amount in respect of any contract quarter.

                  "MAKE-WHOLE CREDIT" means cumulative Make-Whole Amounts as of the relevant date of determination.

                  "MAKE-WHOLE REPORT" means a report generated by TPI and provided to LS&CO. after the end of a contract quarter showing the Quarterly Applicable Trim Purchase Amount, Quarterly Product Purchase Amount and any required Make-Whole Amount for such quarter, in form and content reasonably satisfactory to LS&CO.

                  "MINIMUM GUARANTEED PURCHASE AMOUNT" means $10 million.

                  "MINIMUM GUARANTEED QUARTERLY AMOUNT" means $1.25 million.

                  "QUARTERLY APPLICABLE TRIM PURCHASE AMOUNT" means actual Trim purchases by LS&CO. up to $250,000 in respect of any contract quarter.

                  "QUARTERLY PRODUCT PURCHASE AMOUNT" means actual Product purchases by LS&CO. in respect of any contract quarter.

                  "QUARTERLY APPLICABLE TOTAL PURCHASE AMOUNT" means the sum of:
(x) the Quarterly Product Purchase Amount and (y) the Quarterly Applicable Trim Purchase Amount in respect of any contract quarter.

                  "TRIM"  means  thread,  zippers,   labels,  buttons,   rivets,
polybags, packing cartons, hang-tags, pocket flashers, waistband tickets, size stickers and other trim products for garments sold by TPI.


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***  Terms  represented  by  this  symbol  are  considered  confidential.  These confidential terms have been omitted pursuant to a Confidential Treatment request filed with the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.

                  (b) INVOICES. TPI shall issue invoices upon shipment for Products and Trim containing all information requested by LS&CO. including invoice number, product codes, number of units and cartons shipped and any other relevant information as may be reasonably specified by LS&CO. TPI shall issue Make-Whole Reports after the end of each contract quarter.

                  (c) PAYMENT. All payments required to be made by LS&CO shall be made in U.S. Dollars unless otherwise agreed. All such payments shall be made via bank wire transfer to TPI's bank or via bank check to TPI and, unless a date for payment is otherwise specified in this Agreement, shall be paid on a net 30 days basis. TPI may charge interest on any undisputed past due amount at the rate of one percent (1%) per month compounded and calculated from the time the undisputed amount became past due until paid, or, if lower, the maximum rate permitted by law.

                  (d) MINIMUM GUARANTEED PURCHASE AMOUNT. TPI shall be entitled to receive from LS&CO. in respect of the Initial Term at least the Minimum Guaranteed Purchase Amount on the basis and through the provisions of this Section 4, it being understood that such provisions provide that Trim purchases in excess of $2 million are not "counted" in determining purchases satisfying the Minimum Guaranteed Purchase Amount requirement.

                  (e) CONTRACT QUARTERS. TPI shall be entitled to receive from LS&CO. in respect of each contract quarter at least the Minimum Guaranteed Quarterly Amount. If the Quarterly Applicable Total Purchase Amount is less than the Minimum Guaranteed Quarterly Amount for any contract quarter, then LS&CO. shall pay TPI the Make-Whole Amount.

                  (f) ACHIEVEMENT OF MINIMUM. If at any time during the Initial Term TPI has received from LS&CO. Cumulative Applicable Payments equal to or exceeding the Minimum Guaranteed Purchase Amount, then LS&CO. shall be deemed to have discharged its obligations to pay the Minimum Guaranteed Purchase Amount and Minimum Guaranteed Quarterly Amounts, and the quarterly guarantee/Make-Whole Amount arrangement shall stop.

                  (g) CREDIT. From and after the time LS&CO. has discharged its obligations to pay the Minimum Guaranteed Purchase Amount and the Minimum Guaranteed Quarterly Amounts as provided in Section 5 (e), then LS&CO. shall be obligated to pay only for its actual purchases of Products and Trim taking into account and applying the Make-Whole Credit. The Make-Whole Credit shall thereafter be applied to reduce amounts payable for Product purchases and Trim purchases during the balance of the Initial Term in a manner such that Cumulative Payments as of the end of the Initial Term do not exceed Cumulative Product and Trim Purchases in respect of the Initial Term. TPI shall not have any obligation at the end of the Initial Term to refund Make-Whole Amounts or provide credit in respect of unused Make-Whole Amounts if Cumulative Product and Trim Purchases over the Initial Term amounted to less than the Minimum Guaranteed Purchase Amount.

                  (h) INITIAL PAYMENT. LS&CO. shall make the Initial Payment of $1.25 million to TPI upon execution of this Agreement. Payment of the Initial Payment shall discharge LS&CO.'s obligation in respect of the Minimum Guaranteed Quarterly Amount for the first contract quarter. The Initial Payment shall be applied to purchases of Product and to purchases of Trim up to the Quarterly Applicable Trim Purchase Amount to be shipped in the first contract quarter, and to the extent not so applied to be treated as a paid Make-Whole Amount.

                  (i)     PAYMENTS  AFTER  INITIAL  PAYMENTS.   As  provided  in
Section 4(c), LS&CO. shall after the Initial Payment is fully applied pay for Product and Trim purchases on a net 30 day basis.

                  (j) PAYMENT OF MAKE-WHOLE AMOUNTS. LS&CO. shall pay Make-Whole Amounts, if any, within 30 days after receipt of the Make-Whole Report. LS&CO. shall make any such payments through wire transfer or check as provided in Section 4 (c).


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***  Terms  represented  by  this  symbol  are  considered  confidential.  These confidential terms have been omitted pursuant to a Confidential Treatment request filed with the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.

                  (k) TRIM PURCHASE PRICE AND TERMS. TPI shall offer its entire Trim product line to LS&CO. with pricing on a most-favored-customer basis for similar quantities to similarly situated customers. Trim purchases, if any, shall otherwise be on the terms set out in this Agreement.

                  (l) PRICE FOR *** PRODUCTS. The price for the initial *** Products is $*** per unit for the Original construction, $*** per unit for the 4A construction, $*** per unit for the 3AA construction and $*** per unit for the 3A construction. Such amount for the *** Product selected shall be TPI's entire compensation for the *** Products. Pricing for Additional Program Products shall be as mutually agreed from time to time prior to incorporation of such Products into LS&CO. products. It, and other prices as may be agreed for Additional Program Products, shall be binding without regard to changes in exchange rates, local inflation, monetary system developments or other factors that may affect TPI's costs, profits or otherwise. Going forward, TPI shall use commercially reasonable efforts to reduce the cost of Products and to provide LS&CO. with price reductions if achieved by TPI after consideration of all cost increases otherwise absorbed by TPI, it being understood that TPI is not making any guaranty that future prices will be lower and that TPI shall not be required to purchase components from any vendor not acceptable to TPI in its sole discretion or to accept lower margins or absolute profitability on the Products.

                  (m)     EXAMPLES.  Examples  of  the   computation   of  TPI's
compensation are attached as EXHIBIT D. The examples are not intended as an independent source of legal obligation but rather as a convenient reference tool given the number of variables involved in the computation of TPI's compensation under this Agreement.


5.       COMMERCIAL TERMS

                  (a) START-UP. TPI shall be prepared to accept orders and ship on time all initial orders of *** Products by LS&CO. in line with a September 1, 2002 production start, subject to timely satisfaction by LS&CO and its contractors of all installation prerequisites and conclusion of the specifications as provided in this Agreement, and, going forward, to ship all orders on time and complete. LS&CO. expects that its initial order shall require delivery to the appropriate Facilities of approximately ***units before September 1, 2002. LS&CO.'s initial order shall require TPI to deliver by September 1, 2002 to the Facilities Products ready for the manufacture of ***and to deliver by September 10, 2002 to the Facilities Products ready for the manufacture of ***. LS&CO. expects that its subsequent orders shall require TPI to deliver Products to the Facilities ready for the manufacture of ***by each of October 1, 2002, ***by October 10, 2002, ***by November 1, 2002 and ***by November 10, 2002. TPI shall not be responsible for late delivery of logo tape if artwork is not complete by July 15, 2002, and any airfreight charges as a result of late delivery of artwork shall be paid by LS&CO.

                  (b) FREIGHT AND RISK OF LOSS. TPI shall supply Products C&F at the Facilities.

                  (c) ORDERING. LS&CO. shall order Products by issuing purchase orders in paper or electronic form as it may determine with TPI. LS&CO. shall provide a separate purchase order for Products that LS&CO. intends to hold as owned-inventory.

                  (d) INVENTORY. By November 15, 2002, TPI shall build and thereafter maintain a ***inventory of Products based on the LS&CO. forecasts referred to in Section 6(a). TPI shall maintain ***of such inventory in-country in each country where there is a Facility as appropriate to that Facility and the other ***of inventory in Miami, another U.S. facility or a country where there is a facility chosen by TPI. If TPI for any reason shall be unable to meet all of its orders from customers for ***components, TPI shall give LS&CO. first priority before fulfilling other orders.


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***  Terms  represented  by  this  symbol  are  considered  confidential.  These confidential terms have been omitted pursuant to a Confidential Treatment request filed with the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.

                  (e) ON-SCHEDULE DELIVERIES. TPI shall deliver all Products to LS&CO. by the dates and at the locations specified by LS&CO. in the applicable purchase order so long as the amounts ordered are equal to or less than that reflected in the most recent applicable forecast. To the extent orders are for amounts in excess of the forecast amount, TPI shall use commercially reasonable efforts (which in any case does not include air freight) to ship all such excess orders for delivery at the time specified by LS&CO. in the applicable purchase order, and in any case shall deliver those Products no later than sixty (60) days after the delivery date stated in such purchase order. LS&CO. shall give to TPI shipping destinations for Products no later than 45 days before the required delivery date. TPI shall ship all Products in accordance with those instructions. TPI shall pay all freight, insurance and delivery charges for returned rejected Products only if TPI requests return of such rejected Products. If TPI experiences delays for which it is responsible in supplying Products such that it may not meet the required delivery date for the Products, TPI shall, at its own expense and without right of reimbursement from LS&CO., take appropriate shipping measures (for example, air freight) in consultation with LS&CO. to order to meet the required delivery date.

                  (f) INSPECTION; REJECTION. The provisions of Division 2 of the California Uniform Commercial Code shall govern matters relating to inspection, acceptance, rejection and revocation of acceptance of Products by LS&CO. It is understood that LS&CO. contractors may perform and act on the inspection as agents for LS&CO. and that TPI and LS&CO. expect in the ordinary course to develop and implement quality control, problem resolution and related procedures.

                  (g) LIMITED WARRANTY. TPI warrants that all Products: (i) shall when delivered be free from defects in materials, workmanship and fabrication; (ii) shall when delivered be of quality, size, description and dimension specified in the applicable Specifications; (iii) to the best knowledge of TPI, shall not infringe any patent, trade secret, trademark or other intellectual property right of any third party; (iv) shall be made and sold in compliance with applicable laws and this Agreement; and (viii) shall be conveyed free and clear of all liens and adverse claims. All warranties shall survive any inspection, delivery, acceptance or payment by LS&CO. and for two years after the cut ticket number of the garment into which the Product is incorporated. Notwithstanding the provisions of this Section 5 (g), the warranties contained in Sections 5 (g) (i) and (ii) shall not survive beyond incorporation into garments to the extent a product defect or failure to meet Specifications following garment processing, manufacturing or washing using methods not approved by TPI as of the date of this Agreement or otherwise approved under Section 6 (c) is reasonably demonstrated by LS&CO. not to result from such unapproved processing, manufacturing or washing. EXCEPT AS PROVIDED IN THIS AGREEMENT, TPI MAKES NO OTHER REPRESENTATIONS OR WARRANTIES ABOUT THE PRODUCTS. TPI DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES AS TO MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                  (h) PRODUCTION RISK. As provided in Section 5(d), TPI shall build and maintain a ***inventory of Products. If such inventory at any time after November 15, 2002 falls below thirty (30) days, LS&CO. may in its discretion and following notice to TPI deal directly with and purchase Products from TPI's suppliers. LS&CO. shall give advance notice of its intended initial communications with TPI's suppliers and give TPI a reasonable opportunity to participate in such discussions. TPI shall cooperate with such suppliers and LS&CO. (including by facilitating and participating in such discussions) in an effort to timely produce and ship Products to LS&CO. in order to eliminate any risk to production of garments by LS&CO. Such actions may include, without limitation, granting contractual waivers and sublicenses and facilitating direct interaction between LS&CO. and ***and other suppliers to TPI. LS&CO. may engage in such activities until TPI rebuilds its inventory to the required three-month amount and otherwise provides assurances satisfactory to LS&CO. of TPI's ability reliably to supply Products to LS&CO. and maintain inventories in accordance with this Agreement.


                                       7
*** Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment request filed with the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.

                  (i) SUPPLIER PROTOCOLS AND REPORTS. No later than five (5) days after the execution of this Agreement, TPI shall provide LS&CO. with the names, locations and contact persons for each of TPI's suppliers of Products. Going forward, TPI shall promptly provide LS&CO. with the same information for new suppliers and shall advise LS&CO. if TPI no longer is using a particular supplier. LS&CO. shall use such information for purposes of this Agreement only and, other than in connection with ongoing purchasing activities under Section 5
(h), shall not directly or indirectly contact or visit the suppliers without first notifying TPI and unless TPI participates in the interaction. All information received from TPI suppliers by LS&CO. regarding TPI shall be subject to the NDA. LS&CO. may specify and TPI will be subject to quality control and other requirements and arrangements generally applicable to and satisfied by LS&CO. raw materials suppliers. LS&CO. may reasonably specify reports, shipping documents and other information it requires from TPI in either paper or electronic form. Such reports may include, without limitation, reports about inventory composition and position, incoming shipments, production status, quality, shipping times and other matters reasonably related to the performance by TPI of its obligations under this Agreement. TPI shall deliver those reports and other information reasonably requested by LS&CO. by the dates specified by LS&CO. Notwithstanding any provision of this Agreement to the contrary, TPI shall not be required to provide to LS&CO any information relating to other customers of TPI or any cost related information.

                  (j) TPI RESPONSIBILITY. TPI shall, at its sole expense, furnish all facilities, machinery, equipment, maintenance, labor, travel and other resources TPI needs and uses to perform TPI's obligations under this Agreement. TPI shall be responsible for procuring, monitoring and paying any suppliers (including, without limitation, ***) and subcontractors it may use in connection with designing, manufacturing and shipping Products and otherwise performing its obligations under this Agreement. TPI understands that LS&CO. shall not be responsible for any capital improvements or other expenditures TPI may make in preparation for, expectation of performance under or performance of this Agreement.


6.       LS&CO.'S RESPONSIBILITIES CONCERNING PRODUCTION

                  (a) FORECASTS. LS&CO. shall provide to TPI a non-binding rolling twelve-month forecast, updated monthly (with the first such forecast provided no later than July 22, 2002), showing LS&CO.'s good faith anticipated monthly requirements for Products by Facility and Product-type based on and consistent with current production plans. It is understood that such non-binding forecasts may reflect considerable variability due to market conditions, customs matters, production constraints and other factors. TPI if it chooses may take these forecasts into account in planning its activities (including accepting and fulfilling orders from other customers and sourcing raw materials) over the relevant period. TPI and LS&CO. understand, however, that such forecasts are always of a non-binding nature, that they do not create a binding commitment on either of them to buy or sell Products and that each works at its own risk in relying on these forecasts.

                  (b) STOPPAGE OF USE. If LS&CO. decides to stop using a Product for a particular garment, LS&CO. shall provide advance notice to TPI and work with TPI in reducing TPI's inventory of the applicable Product to zero as the garment production run is concluded. Inventory shall be applied on a FIFO basis, and all inventory of any SKU for which there have been no purchases at all for at least 180 days for a bona fide manufacturing run shall be purchased by LS&CO., it being understood that purchases for any such Products shall count against the Minimum Guaranteed Purchase Amount and following purchase may be used only for the manufacture of ***using the technology provided by TPI.

                  (c) GARMENT PROCESSING. LS&CO. shall launder garments incorporating Products only within the tolerances and using only the wash chemicals defined in or incorporated into the Specifications for each Product. LS&CO. shall provide and update 60 days before any change all of the following information (together with a flow chart showing the order of each processes listed): (i) percentage of shrinkage of fabric; (ii) chemicals used on fabric to achieve ***application; (iii) chemicals


                                       8
*** Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment request filed with the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.

used in the wash; (iv) duration of wash; (v) temperature of wash; (vi) temperature of presses to be applied to ***; (vii) number of pressing cycles;
(viii) duration of pressing, by temperature; (ix)***; (x) ***; and (xi) all fiber content information for the fabric used. TPI shall not be responsible for product failures resulting from changes from processes approved by TPI.


7.       EXCLUSIVITY

                  (a) GENERAL. EXHIBIT E sets forth multiple types of apparel in market segments/age categories (the "PRODUCT CATEGORIES"). TPI shall supply ***components and make Equipment available to LS&CO. on an exclusive basis in the Territory during the Initial Term for use in all Product Categories identified in EXHIBIT E except as described in Section 7(b). Unless otherwise agreed by TPI, LS&CO. may use the Products only for Product Categories which are exclusive to LS&CO. under this Agreement.


                  (b) ***. The Product Categories include (i) ***and ***market segments; (ii) ***and ***including ***and ***segments; (iii) ***and ***age categories; (iv) ***and ***age categories; and (v) ***and ***(collectively, the "***PRODUCT CATEGORIES"). TPI shall supply ***components and make Equipment available on an exclusive-from-TPI basis in the Territory for use in all such ***Product Categories. However, if TPI and LS&CO. have not reached agreement as of February 28, 2003 on pricing, minimum guaranteed volumes and specifications for a ***Product Category to be marketed under LS&CO.'s ***(R) Brand (it being understood that such terms shall be reasonable and on a similarly-situated most-favored-customer basis), then TPI shall no longer be obligated to supply ***components to LS&CO. on an exclusive basis for such ***Product Category for which there is no such agreement (a "NON-AGREED
***CATEGORY"). TPI in that case shall make such components and Equipment available to LS&CO. on a non-exclusive basis for ***(R) brand garments in the ***Product Categories on the terms otherwise provided in this Agreement for Additional Program Products for other Product Categories.

                  (c) LICENSEES. TPI understands that LS&CO. has licensed to or may license to third parties the right to make certain products included in the Product Categories under the Dockers(R), Slates(R) and Levi's(R) brands. LS&CO. and TPI shall cooperate in providing, and TPI shall in good faith provide, such licensees with a 90-day first right of refusal to exclusive use of ***components in and Equipment for those licensed products for a period equal to the Initial Term. (For clarity, TPI shall provide such first refusal rights to licensees under licenses relating to the Dockers(R) and Slates(R) brands established after the date of this Agreement.) The first such right of refusal relates to***, the licensee of the ***(R) trademark for ***. The 90-day period for ***shall commence upon the date of this Agreement and end 90 days thereafter if TPI and ***have not reached agreement on reasonable pricing, minimum guaranteed volumes and specifications for ***. With respect to each category not covered by an agreement with TPI at such time, TPI shall no longer be obligated to supply ***components to LS&CO or its licensees on an exclusive basis for such category for which there is no such agreement but may elect, in its sole discretion, to make components and Equipment available to LS&CO.'s licensees on a non-exclusive basis.

                  (d) ***BRANDS. *** TPI shall at LS&CO.'s request communicate to ***LS&CO.'s concerns about imports into the U.S. of products incorporating ***and take commercially reasonably actions in respect of ***to minimize the impact of such exclusion in the ***on LS&CO.'s exclusivity in the United States and related purchases of Products from TPI.

                  (e) TERRITORY. For purposes of this Agreement, the term "Territory" means the United States, its territories and possessions, and the phrase "***components and make Equipment available on an exclusive basis in the Territory" means that TPI shall not sell, license, market, offer or make available the ***Technology or any ***or components or Equipment for the manufacture of *** using the ***Technology to any person (including, without limitation, any apparel manufacturer, marketer or brand owner or any retailer offering private label or branded products) for the manufacture, marketing or sale of


                                       9
*** Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment request filed with the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.

garments in the Product Categories which are at such time exclusive to LS&CO. in the Territory. In addition, as contemplated by the definition of "USA Market" in the ***, LS&CO. shall have the non-exclusive right to sell garments incorporating the Products in countries outside the United States.


8.       OPTION TO REPLACE PRODUCT PURCHASES WITH TRIM PURCHASES

                  For purposes of this Agreement, the term "REMAINING PRODUCTS PURCHASE AMOUNT" means the difference between the Minimum Guaranteed Purchase Amount and Cumulative Product and Applicable Trim Purchases as of the date of the Trim Option Notice referred to in this Section 8. No later than July 31, 2003, LS&CO. shall have the right to pay the Remaining Products Purchase Amount and discharge its obligation to pay the Minimum Guaranteed Purchase Amount and Minimum Guaranteed Quarterly Amounts in lieu of purchasing Products on the basis described in this Section 8. LS&CO. may do so by providing written notice to TPI, no later than July 31, 2003, advising TPI of LS&CO.'s exercise of its option under this Section 8 (the "TRIM OPTION NOTICE"). Upon giving such notice, LS&CO. shall be obligated to purchase Trim, during the period beginning on July 31, 2003 and ending on the third anniversary of the execution of this Agreement and in a manner during the Initial Term consistent with the Minimum Guaranteed Quarterly Amount and Make-Whole Amount scheme provided in Section 4, in an amount equal to two times the Remaining Products Purchase Amount. Purchases of Trim as contemplated by Section 4 shall not count for purposes of this provision; this Section 8 requires Trim purchases over and above the $2 million in Trim purchases contemplated by the definition of Cumulative Applicable Trim Purchases in Section 4. However, to the extent LS&CO. has not fully purchased the $2 million in Trim provided for in Section 4, the Remaining Products Purchase Amount shall be reduced by subsequent Trim purchases made prior to the end of the eighth contract quarter up to the $2 million cap. Upon the date of the Trim Option Notice, LS&CO. shall no longer have exclusive rights to supply as provided in Section 7 and the provisions of Section 14 (d) shall be applicable apply insofar as they relate to the wind-down of production and sale of garments incorporating Products.


9.       MARKETING

                  (a) PRODUCT LABEL. Subject to Section 10 (d), in all LS&CO. products incorporating Products in the Territory, a "TAG-IT," "TEKFIT" or other TPI trademark shall appear on the front of the interior care label, in a manner to be mutually agreed upon and not to exceed the logo size of the "***(R)" logo or other branding as it appears on such label. The expected forms of such TAG-IT and TEKFIT trademarks are attached as EXHIBIT F.

                  (b) LS&CO. MARKETING. Subject to Section 10 (a), LS&CO. shall have complete freedom to decide whether and how to market, label, distribute and advertise products that incorporate the Products. However, for so long as LS&CO. purchases and uses Products in its products and markets those products under a trademark or tagline that describes specifically the stretch feature of the waist band, LS&CO. shall not use the trademark or tagline on or for garments that do not incorporate Products. One (but not exclusive) principle for applying the preceding rule: a trademark or tagline registered on the United States Patent and Trademark Office (the "PTO") Principal Register shall not be deemed "descriptive" for this purpose. LS&CO. shall retain ownership of any such trademarks or taglines and associated goodwill, and TPI shall not acquire any rights or interest in the trademarks or taglines.

                  (c) RESOURCES. LS&CO. shall have complete freedom in deciding how to use Products and how much effort and how many resources to devote to designing, sourcing, marketing and selling products incorporating the Products and, except for its obligation to pay the Minimum Guaranteed Purchase Amount, shall have no affirmative obligation to TPI to exploit LS&CO.'s rights under this Agreement, create demand or otherwise.


                                       10
*** Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment request filed with the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.

                  (d) PRODUCT CLAIMS. In view of legal and advertising requirements relating to product claims and claims substantiation, TPI shall consult and cooperate with LS&CO. in developing and making claims about LS&CO. products incorporating ***manufactured using the ***Technology. TPI shall be responsible for all claims it makes about ***manufactured using the ***Technology and about the ***Technology.

                  (e) TPI PUBLICITY. TPI may reference the inclusion of the Products in LS&CO. products in trade advertising and press releases subject to the prior written approval of LS&CO., which approval shall not be unreasonably withheld or delayed. TPI shall give LS&CO. drafts, proposed copy or the like for any such press release or trade advertisement at least five days before the intended date of release or cut-off for publication and shall not release or publish until it makes affirmative contact with LS&CO. and obtains LS&CO.'s approval unless advised by counsel that release is required in order for TPI to comply with its disclosure obligations under applicable securities law and stock exchange regulations.


10.      INTELLECTUAL PROPERTY RIGHTS

                  (a) ***LICENSE. A copy of the license agreement between TPI and ***, which reflects TPI's rights received from ***and ***rights in the United States (the "***") and those other countries in which patents have been issued, together with a related letter from ***, is attached as EXHIBIT G (the "***LICENSE"). A copy of the ***, together with a letter from the inventor confirming ***'s ownership of the ***is attached as EXHIBIT H. TPI shall provide LS&CO. with a copy of the formal assignment document filed with the PTO promptly after its filing. TPI agrees that LS&CO may, and shall in applicable equipment leases provide that LS&CO.'s contractors may, on a non-exclusive basis, use the Equipment to assemble the Products into ***and for other uses that may be permitted by TPI in the exercise of its sole discretion. TPI shall comply with the ***License and not enter into any modification of the ***License in any manner that limits or otherwise adversely affects the exclusivity established in favor of LS&CO. under this Agreement. TPI shall promptly advise LS&CO. of any event or development (including, without limitation, any notice of breach of the ***License given by ***to TPI or any bona fide claims of infringement by TPI or ***of a third party's intellectual property rights) of which TPI's officers become aware that reasonably could result in termination or material adverse modification of the ***License or cancellation, invalidation or limitation of the claims of the ***Patent, it being understood, however, that TPI shall have no liability for any delay in providing such notice if LS&CO. if not materially prejudiced by such delay. Nothing in this Agreement requires TPI to provide to LS&CO. rights in the ***Technology greater than those provided to TPI by ***under the ***License.

                  (b) OTHER TECHNOLOGIES. LS&CO. may develop, acquire and use other *** technologies and products, incorporate in any products and market and sell those products as it sees fit, subject to TPI's patent and trademark rights, the NDA and the provisions of Section 9 (b). TPI's patent, trademark and know-how rights and confidential information are not licensed to LS&CO. other than for the manufacture and sale of garments incorporating the Products and LS&CO. shall not infringe or misappropriate them.

                  (c) REVERSE ENGINEERING. LS&CO. shall not reverse engineer or attempt to duplicate TPI's know-how, the Equipment or the process for manufacturing Products, it being understood, however, that that nothing in this
Section 10 (c) shall limit LS&CO.'s ability to engage in its ordinary production evaluation, product performance, manufacturability, occupational health and safety, maintenance and repair, risk management analysis and other ordinary procedures. LS&CO.'s ability to engage in such activities does not limit the applicability of the NDA to such activities or imply that any license is granted by TPI.


                                       11
*** Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment request filed with the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.

                  (d) TPI TRADEMARK. As provided in Section 9 (a), LS&CO. shall include on care labels in products incorporating Products a TPI trademark (the "TPI TRADEMARK"). The initial TPI Trademark is expected to be "*** by Tag-It" in the form shown on EXHIBIT F. TPI has filed U.S. Application Serial No. 76/374,373 for a "TEKFIT" trademark (the "TEKFIT APPLICATION") with the United States Patent and Trademark Office ("PTO") on an intent to use basis. A copy of TPI's application for the TEKFIT trademark is attached as EXHIBIT I. Should TPI decide it wishes to replace the TAG-IT trademark with the TEKFIT trademark or other TPI Trademark, LS&CO. shall make the transition once LS&CO. is satisfied in its reasonable judgment that there are no third party trademarks in the Territory that would conflict with its use of the TEKFIT or other trademark, but in no event shall LS&CO. transition to the TEKFIT trademark prior to the issuance of a Notice of Allowance for the TEKFIT Application by the PTO. TPI at LS&CO.'s request shall provide LS&CO. with copies of any search reports that it has obtained for the TEKFIT or other TPI Trademark, any correspondence relating to the availability of the TEKFIT or other trademark and any Office Actions issued by the PTO against any applications for the TEKFIT or other trademark, including without limitation, the Office Action dated June 24, 2002 for the TEKFIT Application. TPI shall also promptly inform LS&CO. of any Oppositions or Requests For Extension of Time To Oppose that may be filed against the TEKFIT Application or any application for a TPI Trademark. At
LS&CO.'s request, TPI shall notify LS&CO. of any foreign applications or registrations that it owns for the TPI Trademark and shall not object to LS&CO.'s use of the TPI Trademark in countries outside the United States in care labels of garments incorporating Products sold outside the Territory. LS&CO. shall not use the TPI Trademark on any products not incorporating Products. TPI shall retain ownership of the TPI Trademark and associated goodwill, and LS&CO. shall not through such use acquire any rights or interest in the TPI Trademark other than the right to include it on such care labels.

                  (e) THIRD PARTY INFRINGEMENTS. TPI shall use commercially reasonable efforts to defend the Products, Equipment, ***Technology and TPI Trademark against infringement by third parties. Upon receiving notification from LS&CO. of any such infringement, TPI shall take commercially reasonable steps to end the infringement. If TPI does not institute an infringement suit within sixty (60) days after LS&CO.'s written request that it do so, LS&CO. may institute and prosecute such lawsuit in the name of TPI. Any lawsuit shall be prosecuted solely at the expense of the party bringing suit and all sums recovered shall be paid to TPI. However, should LS&CO. prosecute such action, it shall be entitled to deduct from any settlement or judgment its costs and legal fees incurred in connection with bringing the action. If TPI declines to prosecute such a suit, TPI shall cooperate with LS&CO. including, without limitation, agreeing to mutually acceptable counsel and settlement terms. Unless TPI and LS&CO. otherwise agree, no settlement shall limit, restrict or otherwise affect the right of TPI or LS&CO. to carry on or conduct their business (then or in the future) or require any payment to be made or license to be granted by TPI or LS&CO., or limit, restrict, make more expensive or less profitable or otherwise adversely affect the manner in which TPI or LS&CO. carries on or conducts its business (then or in the future). In addition, TPI and LS&CO. shall not be obligated to consent to any settlement which does not include the delivery by the settling defendant of a full and final release of TPI and LS&CO. from any and all liability with respect to the subject matter of such action.

                  (f)     NDA APPLICABILITY.  A copy of the  NDA is attached  as
EXHIBIT J. TPI and LS&CO. put in place the NDA in connection with evaluation of a potential business relationship with one another. Going forward, the NDA shall remain in effect, apply to exchanges of Confidential Information after the date of this Agreement and require use of Confidential Information solely in connection with the transactions and relationship contemplated by this
Agreement. Each party's obligations under Sections 2 and 3 of NDA shall terminate two years after the termination of this Agreement and in the case of ***Know-How (as defined in the NDA), as provided in the NDA. This Agreement shall be considered an amendment of the NDA.


                                       12
*** Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment request filed with the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.

11.      TALON APPROVAL

                  For good and valuable consideration, LS&CO. on May 13, 2002 approved all Talon brand metal and synthetic zippers (the "ZIPPERS") for use by LS&CO. and all LS&CO. contractors in the manufacture of all LS&CO. products, including all denim and twill lines (the "ZIPPER APPROVAL"). A copy of the Zipper Approval is attached as EXHIBIT K. LS&CO. shall use commercially reasonable efforts to provide a written confirmation of the Zipper Approval consistent with this Section 10 to all buyers within the LS&CO. organization and to all LS&CO. subcontractors and contract manufacturers. TPI shall supply the Zippers to all such purchasers on prices no higher than those offered by ***at standard prices for the equivalent zippers, and shall provide LS&CO. a ***on all purchases of Talon brand metal zippers by LS&CO. and its contract manufacturers, and a ***on all purchases of Talon brand nylon zippers made by LS&CO. and its contract manufacturers. TPI shall pay LS&CO. ***on a quarterly basis within 30 days after the end of each calendar quarter. The Zipper Approval shall remain in effect until September 1, 2004.


12.      TEST RESULTS

                  LS&CO. conducted tests of the washability and manufacturability of garments of the Original construction incorporating the *** Products and of consumer response to such garments. All test methods, protocols and results relating to these tests constitute confidential information of LS&CO and, to the extent provided to TPI, shall be held as such by TPI under the NDA, and LS&CO. shall not disclose any washability test results and reports except under the same terms it may disclose TPI confidential information under the NDA. TPI shall be provided the opportunity to review (but not copy) all such test results and reports.


13.      TERM

                  (a) INITIAL TERM. Unless earlier terminated by either party under this Section 13, the term of the Agreement shall end on September 1, 2004, it being understood that the September 1 date shall be extended by the number of days beyond September 1, 2002, if any, required for completion of the installation of the Equipment at the Initial Facilities other than delays for which TPI is not responsible (the "INITIAL TERM"). The first contract year shall run from the date of this Agreement until September 1, 2003 (as that period may be extended as described in the preceding sentence), and the second contract year shall end on the first anniversary of the expiration of the first contract year. (For clarity, it is understood that the first contract quarter shall run from the date of this Agreement until September 1, 2002 (as they period may be extended as described in this Section 13 (a).)

                  (b) EXTENSION. Six months prior to the expiration of the Initial Term, TPI and LS&CO. shall meet to discuss an extension of those elements of the exclusive supply relationship then in effect. Neither TPI nor LS&CO. shall have any obligation to enter into such an extension. If an agreement is not reached with respect to extension of any exclusive supply relationship, all exclusive rights of LS&CO. shall terminate upon the last day of the Initial Term. If TPI and LS&CO. do not agree on an extension of exclusivity, for a period of two years following the Initial Term, TPI shall, on a non-exclusive basis and at LS&CO.'s option, continue to supply *** Products and Additional Program Products that are actively being supplied by TPI at the expiration of the Term. Pricing and other supply terms and conditions for such purchases shall be on a better than most-favored customer basis, but otherwise in accordance with those generally offered by TPI to its customers.


                                       13
*** Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment request filed with the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.

14.      TERMINATION

                  (a)     TERMINATION   AT  EXPIRATION OF  INITIAL  TERM.   This
Agreement shall terminate upon the expiration of the Initial Term as described in Section 13.

                  (b)     TERMINATION BY TPI

                          (i)    TPI  may  terminate  this  Agreement if  LS&CO.
breaches any of its material obligations under this Agreement and fails to cure the breach within 40 days after receiving written notice of the breach. Such a termination shall be effective five days after the expiration of the cure period if the breach is not cured.

                          (ii)   TPI  may terminate  this  Agreement  if  LS&CO.
files a petition in bankruptcy, is adjudicated a bankrupt or files a petition or otherwise seeks relief under any bankruptcy, insolvency or reorganization statute or proceeding, or a petition in bankruptcy is filed against it or is not dismissed within 60 days, or it makes an assignment for the benefit of its creditors or a custodian or a receiver or trustee is appointed for it or a substantial portion of its business or assets or it admits in writing its inability to pay its debts as they become due. Such a termination shall be effective upon delivery of a notice to that effect by TPI to LS&CO.

                          (iii)  TPI may terminate this Agreement as provided in
Section 15 (d). Such a termination shall be effective upon receipt of a notice to that effect by LS&CO. from TPI as provided in Section 15 (d).

                  (c)     TERMINATION BY LS&CO.

                          (i)    LS&CO. may  terminate  this  Agreement  if  TPI
breaches any of its material obligations under this Agreement and fails to cure the breach within 40 days after receiving written notice of the breach. Such a termination shall be effective five days after the expiration of the cure period if the breach is not cured.

                          (ii)   LS&CO. may terminate  if this  Agreement if TPI
files a petition in bankruptcy, is adjudicated a bankrupt or files a petition or otherwise seeks relief under any bankruptcy, insolvency or reorganization statute or proceeding, or a petition in bankruptcy is filed against it or is not dismissed within 60 days, or it makes an assignment for the benefit of its creditors or a custodian or a receiver or trustee is appointed for it or a substantial portion of its business or assets or it admits in writing its inability to pay its debts as they become due. Such a termination shall be effective upon delivery of a notice to that effect by LS&CO. to TPI.

                          (iii)  LS&CO.  may terminate  the  Agreement  upon (A)
termination of the ***License; or (B) a decision by the U.S. Patent and Trademark Office or by a court to cancel or invalidate or limit the claims of the Patent.

                  (d)     CONSEQUENCES OF TERMINATION.   Upon the effective date
of any termination of this Agreement:

                          (i)    In  the  event of any termination,  and subject
to Section 15 (d), LS&CO. may, for a period of 120 days, use its remaining inventory of Products and complete production using the Equipment of garments incorporating those Products, and thereafter market and sell such garments for an additional 120-day period as provided in this Agreement.

                          (ii)   If  LS&CO.  terminates  or  if  this  Agreement
expires in accordance with its terms, LS&CO. shall have the right (and the obligation if the termination is a result of expiration or, after


                                       14
*** Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment request filed with the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.

the Minimum Guaranteed Purchase Amount is satisfied, termination by TPI) to purchase all Products in TPI's inventory at a price equal to **% of the price for those Products in effect immediately prior to the time of termination or expiration, and to manufacture and sell those garments as provided in Section 14
(d)(i).

                          (iii)  TPI  shall  immediately  stop   all  use of the
Specifications and other LS&CO. data relating to Product requirements and at LS&CO.'s request return to LS&CO. such materials.

                          (iv)   LS&CO. shall pay any  outstanding  invoices for
delivered Products and for any Products shipped after the termination or expiration.

                          (v)    LS&CO.'s exclusivity rights shall terminate and
TPI shall be free to sell ***components and provide Equipment to other companies for use in all Product Categories in the Territory.

                          (vi)   LS&CO.'s  rights to use the TPI Trademark shall
terminate upon completion of Product sales permitted under this Section 14 (d).

                          (vii)  TPI's  rights to identify  LS&CO. as a customer
shall terminate, and TPI shall no longer identify LS&CO. as a customer or use photographs, other images or reproductions of LS&CO. products or advertising, in any promotional materials, advertising, investor relations materials or other document or medium.

                          (viii) LS&CO.'s   obligation   to   pay  the   Minimum
Guaranteed Purchase Amount and remaining Minimum Guaranteed Quarterly Amounts shall terminate, it being understood that Section 16 (c) provides for liquidated damages in the case of a termination by TPI under Section 14 (b)(i).

                          (ix)   LS&CO   shall  promptly   return  to   TPI  all
Equipment located in LS&CO.-owned Facilities, and, as provided by Section 3 (e), reasonably cooperate with TPI to assist TPI to recover from all LS&CO contractors all Equipment located in contractor Facilities, following cessation of manufacturing by LS&CO of garments incorporating the Products.

                          (x)    The provisions of Sections 5 (g), 6(b), 10 (b),
10 (c), 11, 12, 15, 16, 17 and 19, and the NDA, shall survive the termination for any reason of this Agreement.

                          (xi)   The Zipper Approval shall not be affected.


15.      INDEMNIFICATION AND INSURANCE

                  (a) INDEMNITY BY TPI. TPI shall defend, indemnify and hold harmless LS&CO. and any of its employees or agents (together, the "LS&CO. Indemnified Parties") from and against any and all claims, actions, liabilities, obligations, damages, losses, demands, recoveries, deficiencies, costs or expenses, including, without limitation, reasonable attorneys' fees and expenses, (collectively, "Claims") which any of the LS&CO. Indemnified Parties may suffer or incur connected with, resulting from or arising out of: (i) the inaccuracy in any material respect of any representation made by TPI in this Agreement; (ii) any material failure by TPI to perform any of its obligations under this Agreement; (iii) any defects in the Products, any deviation of Products from the Specifications or any other breach of the warranties about the Products made by TPI in this Agreement; (iv) any claim that the Products, Equipment, components of the Products or Equipment, the underlying processes and know-how, any related manuals and documents, Trim and the TPI Trademark that may be used on LS&CO. garments violates the patent, trademark, copyright, trade secret, trade dress or other intellectual property or other right of any third party; or (v) any other act or failure to act by TPI, including, without limitation, any negligent, reckless or


                                       15
*** Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment request filed with the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.

willful   misconduct  by  TPI  or  its  employees,   agents,   contractors   and
subcontractors relating to the transactions contemplated by this Agreement.

                  (b) INDEMNITY BY LS&CO. LS&CO. shall defend, indemnify and hold harmless TPI and any of its employees or agents (together, the "TPI Indemnified Parties") from and against any and all Claims which any of the TPI Indemnified Parties may suffer or incur connected with, resulting from or arising out of: (i) the inaccuracy in any material respect of any made by LS&CO. in this Agreement; (ii) any material failure by LS&CO. to perform any of its obligations under this Agreement; or (iii) any other act or failure to act by LS&CO., including, without limitation, any negligent, reckless or willful misconduct by LS&CO. or its employees, agents, contractors and subcontractors relating to the transactions contemplated by this Agreement.

                  (c) MECHANICS. An indemnified party shall promptly notify the indemnifying party of a claim but failure or delay by the indemnified party in giving this notice shall not reduce or otherwise affect the indemnifying party's indemnification obligations, except to the extent that the failure or delay shall have materially prejudiced its ability to defend against, settle, or satisfy the Claim or materially increased the cost of doing so. The indemnifying party at its expense shall have the right to pay, compromise, settle or otherwise dispose of any Claim. Unless the indemnified party otherwise agrees, however, no settlement shall limit, restrict or otherwise affect the right of the indemnified party to carry on or conduct its business (then or in the future) or require any payment to be made by any indemnified party, or limit, restrict, make more expensive or less profitable or otherwise adversely affect the manner in which the indemnified party carries on or conducts its business (then or in the future). In addition, the indemnifying party shall not enter into any settlement which does not include the delivery by the settling third party of a full and final release of all of the indemnified parties from any and all liability with respect to the Claim. The indemnifying party at its expense shall defend, subject to the indemnified party being able to reasonably monitor and participate in such defense (including the selection of counsel reasonably satisfactory to both), the indemnified party from any Claims. The indemnified party at all times may employ its own counsel, but the fees and expenses of this counsel shall be at the indemnified party's own expense unless the indemnifying party authorizes the employment in connection with the defense of Claims, or unless the indemnifying party has not employed counsel to take charge of the defense of any Claims within a reasonable period after receiving notice of the Claim; the indemnifying party shall pay in both the cases the fees and expenses of this counsel. That all said, LS&CO. may in its sole discretion decide to defend a Claim itself and thereby not "tender" the defense to TPI, but with the consequence that TPI shall not be obligated to indemnify LS&CO. in respect of that Claim or its defense.

                  (d) INTELLECTUAL PROPERTY PROBLEMS. TPI shall provide notice to LS&CO. immediately upon the commencement or threat of any action brought against TPI whose outcome may affect the validity of TPI's rights under the ***License or its ability to manufacture and sell Products or to provide or license and permit the use of the Equipment, ***Technology and TPI Trademark, it being understood, however, that TPI shall have no liability for any delay in providing such notice if LS&CO. if not materially prejudiced by such delay. If a third party alleges, formally or informally, that TPI or LS&CO. is or would infringe or violate that third party's intellectual property rights or other rights by reason of the Products, Equipment, ***Technology or TPI Trademark or, if in LS&CO.'s reasonable opinion, there exist circumstances suggesting the substantial likelihood or possibility of such a claim, then TPI, at its expense and as approved by LS&CO. shall: (i) procure for LS&CO., in form and content reasonably satisfactory to LS&CO., the right to continue using Products, Equipment, ***Technology and the TPI Trademark; (ii) replace or modify the Products, Equipment, TPI Trademark or process at TPI's expense so that it becomes non-infringing, it being understood, however, that the Products, Equipment and process as modified or replaced must continue to meet the Specifications; or (iii) take those other actions as may be appropriate given the credibility, scope and timing of the allegation or claim. If TPI is not able to able to obtain a license or otherwise work around the claim on commercially reasonable terms within forty (40) days after TPI receives notice of such claim, TPI may terminate the Agreement by giving a notice to that effect to LS&CO. (a "CESSATION"), with the termination effective upon the date of receipt of the notice.


                                       16
*** Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment request filed with the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.

Following receipt of that notice, LS&CO. shall cease manufacturing and accepting new orders for garments incorporating the Products after Cessation unless LS&CO. obtains the third party claimant's consent that allows LS&CO. to continue manufacturing and selling such garments until LS&CO. depletes its inventory of Products existing at the time of Cessation. TPI shall within thirty (30) days after the Cessation, or any other resolution that requires non-use of Products in the form sold to LS&CO. or cessation of sale by LS&CO. of garments incorporating Products, refund to LS&CO. all amounts paid to TPI for Products in raw material or work-in-process form or in unsold finished garments in LS&CO.'s inventory and in all garments incorporating Products recalled from LS&CO. retail customers by reason of the claim giving rise to the Cessation. It is understood that, if the Cessation or other resolution occurs prior to LS&CO.'s purchase of at least $1.25 million in Products from TPI, TPI shall refund to LS&CO. the unapplied portion of Initial Payment in addition to any other amounts to be refunded under this Section 15 (d). TPI shall further be bound by its indemnification obligations under Section 15(a)(iv) with respect to judgments, settlements and claims arising from LS&CO.'s use of Products, Equipment, ***Technology and the TPI Trademark and manufacture and sale of garments incorporating Products prior to the Cessation.

                  (e) INSURANCE. From the date of this Agreement until the date three years after the last sale of a Product, TPI shall maintain at its own expense with financially sound insurance companies having the following coverages: (i) worker's compensation insurance as required under the laws of the state where its work will be performed; (ii) employer's liability insurance with a limit of $1 million for bodily injury each accident, bodily injury by disease and bodily injury each employees; (iii) commercial general liability with a limit of $1 million per occurrence for bodily injury, including death and property damage, and $2 million in the aggregate. TPI shall furnish to LS&CO. certificates of insurance evidencing these coverages and shall use reasonable efforts to obtain each insurer's agreement to give LS&CO. 30 days advance written notice of any cancellation or material change in coverage. LS&CO. shall be named as an additional insured with respect to commercial general liability insurance and, as respects property insurance, LS&CO. shall be named as a loss payee insofar as its interests appear.


16.      REMEDIES

                  (a) REMEDIES. If LS&CO. breaches this Agreement, and except as otherwise provided in this Agreement, TPI shall have the rights of a seller of goods under Division 2 of the California Uniform Commercial Code, together with all other rights and remedies it may have under applicable law, in each case subject to Section 16 (b). If TPI breaches this Agreement, and except as otherwise provided in this Agreement, LS&CO. shall have the rights of a buyer of goods under Division 2 of the California Uniform Commercial Code, together with all other rights and remedies it may have under applicable law, in each case subject to Section 16 (b).

                  (b)     LIMITATION ON MONETARY DAMAGES AND OTHER LIABILITIES.

                          (i)    Except as provided in this Section 16, monetary
damage remedies and indemnification liabilities shall be limited as to both kind and amount. Neither TPI nor LS&CO. shall be liable to the other for any indirect, loss of profit (other than such damages for loss of profits as may be established by TPI as a result of a breach by LS&CO of its obligation to purchase Trim as required by Section 8 after delivery by LS&CO. of the Trim Option Notice), loss of use, loss of production, punitive, incidental, special or consequential damages arising out of or in connection with any breach of any provision of this Agreement, regardless of whether that party has been advised of the likelihood of these damages arising from a breach. NEITHER TPI NOR LS&CO. SHALL BE ENTITLED, DIRECTLY OR INDIRECTLY, TO ANY FORM OF INDEMNITY FROM THE OTHER AS A CONSEQUENCE OF TERMINATION OF THIS AGREEMENT OR IN RESPECT OF ANY DECLINE IN THE OTHER'S VOLUMES, REVENUES, MARGINS, EARNINGS OR OPPORTUNITIES BELOW FORECASTS OR EXPECTATIONS. TPI WAIVES ANY CLAIMS IT MAY HAVE AGAINST LS&CO. ARISING FROM ANY ALLEGED GOODWILL CREATED BY TPI FOR THE BENEFIT OF LS&CO. OR FROM THE ALLEGED


                                       17
*** Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment request filed with the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.

CREATION OR INCREASE OF A MARKET FOR LS&CO.'S PRODUCTS OR OTHERWISE. LS&CO. WAIVES ANY CLAIMS IT MAY HAVE AGAINST TPI ARISING FROM ANY ALLEGED GOODWILL CREATED BY LS&CO. FOR THE BENEFIT OF TPI OR FROM THE ALLEGED CREATION OR INCREASE OF A MARKET FOR TPI'S PRODUCTS OR OTHERWISE.

                          (ii)   Prior  to such  time as  Cumulative  Applicable
Payments equal or exceed the Minimum Guaranteed Purchase Amount, LS&CO.'s cumulative liability for money damages to TPI for any and all breaches or other claims or otherwise relating to this Agreement shall be limited to (a) $***, PLUS (b) amounts payable if any by LS&CO. for unpaid invoices for delivered Products and Trim, PLUS (c) amounts payable if any by LS&CO. to purchase
Products if required under Section 6(b) and/or Section 14(d), PLUS (d) all liquidated damages payable in respect of LS&CO.'s Minimum Guaranteed Purchase Amount obligation as provided in Section 16(c).

                          (iii)  After   such  time  as  Cumulative   Applicable
Payments are greater than the Minimum Guaranteed Purchase Amount, LS&CO.'s cumulative liability for money damages to TPI for any and all breaches or other claims or otherwise relating to this Agreement shall be limited to (a) $***, PLUS (b) amounts payable if any by LS&CO. in respect of unpaid invoices for delivered Products and Trim, PLUS (c) amounts payable if any by LS&CO. to purchase Products if required under Section 6(b) and/or Section 14 (d).

                          (iv)   TPI's cumulative liability for money damages to
LS&CO. for any and all breaches of or other claims or otherwise relating to this Agreement shall not exceed $***. These limitations shall not apply to any claim by LS&CO., directly or by way of indemnification, arising from the intellectual property rights indemnification obligation contained in Section 15(a)(iv), it being understood, however, that TPI's indemnification obligation with respect to judgments, settlements and third party claims under that provision shall be limited in the case of Cessation as provided in such Section 15 (d). SUCH AMOUNTS RECOVERABLE UNDER THIS SECTION 16 (B)(IV) AND SECTION 15(A)(IV) (AS LIMITED BY SECTION 15(D)) SHALL BE LS&CO'S MAXIMUM ENTITLEMENT TO DAMAGES AND RECOVERY FROM TPI ARISING FROM MATERIAL BREACH OR TERMINATION OF OR OTHERWISE RELATING TO THIS AGREEMENT.

                  (c) LIQUIDATED DAMAGES. If TPI terminates this Agreement under Section 14(b)(i), then TPI shall be entitled to receive from LS&CO. liquidated damages in an amount equal to the difference between the Minimum Guaranteed Purchase Amount and All-In Payments as of the time of termination. For purposes of this Section 16 (c), "ALL-IN PAYMENTS" means the sum of: (x) Cumulative Applicable Payments; (y) payments in respect of Product purchases under Section 6 (b) and 14 (d)(ii) (to the extent not already reflected in the computation of Cumulative Applicable Payments); and (z) payments, if any, for purchases of Trim after the Trim Option Notice is exercised. This Section 16 (c) shall not limit TPI's right to seek and collect additional damages if any resulting from a breach by LS&CO., including, without limitation, a breach of its obligation to purchase Trim after exercise of the Trim Option Notice as contemplated by and subject to Section 16 (b) (i). SUCH LIQUIDATED DAMAGES AS PROVIDED IN THIS SECTION 16 (C) AND ANY AMOUNTS RECOVERABLE UNDER SECTION 16
(B)(II) SHALL, PRIOR TO DISCHARGE OF THE MINIMUM GUARANTEED PURCHASE AMOUNT OBLIGATION, BE TPI'S MAXIMUM ENTITLEMENT TO DAMAGES AND RECOVERY FROM LS&CO. ARISING FROM MATERIAL BREACH OR TERMINATION OF OR OTHERWISE RELATING TO THIS AGREEMENT. TPI and LS&CO. agree that the liquidated damages set forth in this
Section 16(c) are reasonable in light of the circumstances and are specified based on the agreement of the parties that actual damages in the circumstances for which such liquidated damages are specified will be difficult to fix. Nothing in this Section 16 (c) or otherwise in this Agreement limits TPI's or LS&CO.'s rights to defend any claim by the other party that TPI or LS&CO. has committed a breach of this Agreement or limits either TPI or LS&CO.'s ability to bring a counterclaim against the other party.


                                       18
*** Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment request filed with the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.

                  (d) INJUNCTIVE RELIEF. Nothing in this Agreement limits the ability of TPI or LS&CO. to seek injunctive relief and other equitable remedies as provided in the NDA or in matters involving breaches of obligations under this Agreement including, without limitation, the provisions of Section 7, 9 and 10, it being acknowledged that such breaches may cause a party to suffer irreparable harm and may not be adequately compensated in damages. Nothing in this Agreement prevents either TPI or LS&CO. from bringing such an action for injunctive relief in lieu of exercising termination rights or seeking damages under this Agreement.

                  (e) ATTORNEYS' FEES. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all reasonable fees, costs and expenses of appeals.


17.      RELATIONSHIP

                  TPI and LS&CO. are and shall remain independent contracting parties; the arrangements contemplated by this Agreement do not create a partnership, joint venture, employment, fiduciary or similar relationship for any purpose. This Agreement is not intended to and does not create any direct relationship between LS&CO. and any employee, contractor, subcontractor, supplier, creditor or person in a relationship with TPI. Each of TPI and LS&CO. shall be solely responsible, both during the effectiveness of and after termination of this Agreement, for the payment of all wages, benefits and severance, and federal, provincial, state and local payroll, social security, unemployment, insurance and similar taxes or amounts, for all of its respective employees. Neither TPI nor LS&CO. shall have the power to obligate or bind the other to a third party or commitment in any way.


18.      REPRESENTATIONS AND WARRANTIES

                  (a)     TPI   REPRESENTATIONS.    TPI  hereby  represents  and
warrants to LS&CO. as follows:

                          (i)    ORGANIZATION, GOOD STANDING AND  QUALIFICATION.
TPI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. TPI has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and to carry out the provisions of this Agreement, and to carry on its business as presently conducted. TPI is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect (as hereinafter defined) on TPI or its business. (For purposes of this Agreement, "MATERIAL ADVERSE EFFECT" shall mean any effect on the business, operations, properties, prospects, material agreements or financial condition of TPI or LS&CO., as applicable, that is material and adverse to TPI or LS&CO., as applicable, and its subsidiaries, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with its ability to enter into and perform any of its obligations under this Agreement in any material respect.)

                          (ii)   AUTHORIZATION; BINDING OBLIGATIONS. TPI has all
requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. All corporate action on the part of TPI, its officers, directors and stockholders necessary for the authorization of this Agreement and the performance of all obligations of TPI hereunder has been taken. This Agreement, when executed and delivered, shall be, and the ***License is, a valid and binding obligation of TPI enforceable in accordance with their terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization,


                                       19
*** Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment request filed with the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.

moratorium or other laws of general application affecting enforcement of creditors' rights; and (ii) general principles of equity that restrict the availability of equitable remedies.

                          (iii)  LITIGATION  AND OTHER  PROCEEDINGS.   Except as
disclosed in its filings with the Securities and Exchange Commission (the "SEC"), (i) there are no lawsuits or proceedings pending or, to the knowledge of TPI, threatened, against TPI, nor has TPI received any written or oral notice of any such action, suit, proceeding or investigation, which could reasonably be expected to have a Material Adverse Effect, and (ii) no judgment, order, writ, injunction or decree or award has been issued by or, to the knowledge of TPI, requested of any court, arbitrator or governmental agency which could result in a Material Adverse Effect.

                          (iv)   ABSENCE  OF   CONFLICTS.   The   execution  and
delivery of this Agreement, the consummation by TPI of the transactions herein contemplated and the performance of or compliance with the terms and conditions hereof by TPI shall not, directly or indirectly (and with or without notice or the passage of time or both), (a) violate any requirements of law applicable to TPI or its subsidiaries; (b) conflict with or result in a breach of or a default under any organizational documents of TPI or its subsidiaries or any contractual obligation to which TPI or its subsidiaries is a party or by which such entity or its properties are bound except where such violation or conflict would not have a Material Adverse Effect; (c) result in the creation or imposition of any lien upon any property (now owned or hereafter acquired) except where such violation or conflict would not have a Material Adverse Effect; or (d) violate or conflict with, or give any governmental authority the right to challenge the transactions contemplated by this Agreement or revoke, withdraw, suspend, cancel, terminate or modify, any regulatory authorization issued to or held by TPI or any subsidiary.

                          (v)    INTELLECTUAL  PROPERTY.  TPI has rights  to all
patents, know-how, technology and information necessary to manufacture and sell Products and provide and license use of the Equipment and the ***Technology to LS&CO. and LS&CO.'s contractors as contemplated by this Agreement. To the best knowledge of TPI, none of the manufacture and sale of Products, the incorporation of Products into garments, the use of the Equipment and ***
Technology or the TPI Trademark infringes upon or violates the intellectual property rights of any third party. TPI has not received any notice or claim from any third party to the effect that manufacture and sale of Products, the incorporation of Products into garments, the use of the Equipment and *** Technology or the TPI Trademark infringes such third party's or any other third party's rights, and, to the best of TPI's knowledge, *** has not received a similar notice or claim. To the best of TPI's knowledge, other than as may exist as outlined in the letter included with the *** License in EXHIBIT G, there is no unauthorized use, infringement or misappropriation by any third party of the *** Patent, the *** Technology or the Equipment. The *** License in the form attached as EXHIBIT G is in full force and effect, and TPI has full power and authority under the *** License to grant the exclusivity rights and make the other agreements contemplated by this Agreement. This Agreement does not conflict with or result in a breach under any contract to which TPI is a party whether or not such breach would result in a Material Adverse Effect. TPI has not received any notice from *** or other third party objecting to the terms of this Agreement or the transactions contemplated by this Agreement.

                  (b) LS&CO. REPRESENTATIONS. LS&CO. hereby represents and warrants to TPI as follows:

                          (i)    ORGANIZATION,  GOOD STANDING AND QUALIFICATION.
LS&CO. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. LS&CO. has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and to carry out the provisions of this Agreement, and to carry on its business as presently conducted. LS&CO. is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both


                                       20
*** Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment request filed with the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.

owned  and  leased)  makes  such  qualification  necessary,   except  for  those
jurisdictions in which failure to do so would not have a Material Adverse Effect on LS&CO. or its business.

                          (ii)   AUTHORIZATION; BINDING OBLIGATIONS.  LS&CO. has
all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. All corporate action on the part of LS&CO., its officers, directors and stockholders necessary for the authorization of this Agreement and the performance of all obligations of LS&CO. hereunder has been taken. This Agreement, when executed and delivered, shall be a valid and binding obligation of LS&CO. enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; and (ii) general principles of equity that restrict the availability of equitable remedies.

                          (iii)  ABSENCE  OF   CONFLICTS.    The  execution  and
delivery of this Agreement, the consummation by LS&CO. of the transactions herein contemplated and the performance of or compliance with the terms and conditions hereof by LS&CO. shall not, directly or indirectly (and with or without notice or the passage of time or both), (a) violate any requirements of law applicable to LS&CO. or its subsidiaries; (b) conflict with or result in a breach of or a default under any organizational documents of LS&CO. or its subsidiaries or any contractual obligation to which LS&CO. or its subsidiaries is a party or by which such entity or its properties are bound except where such violation or conflict would not have a Material Adverse Effect; (c) result in the creation or imposition of any lien upon any property (now owned or hereafter acquired) except where such violation or conflict would not have a Material Adverse Effect; or (d) violate or conflict with, or give any governmental authority the right to challenge the transactions contemplated by this Agreement or revoke, withdraw, suspend, cancel, terminate or modify, any regulatory authorization issued to or held by LS&CO. or any subsidiary.

                  (c)     NO  OTHER  REPRESENTATIONS.  TPI and LS&CO.  recognize
that there are many uncertainties in the transactions contemplated by this Agreement. TPI and LS&CO. agree and acknowledge that other than those representations expressly made in this Agreement, no representations, warranties, commitments or guarantees of any kind have been made to either party by the other, or by anyone acting on its behalf, including, without limitation, representations concerning the volume of business, longevity of the relationship or the prospects for sales or profits. TPI and LS&CO. each has made its own independent business evaluation in deciding to do business on the terms described in this Agreement. It is understood and agreed that: (i) TPI shall always be free to engage in negotiations and to enter into agreements with other customers provided that these negotiations and agreements do not violate any term of this Agreement and (ii) LS&CO. shall always be free to engage in negotiations and to enter into agreements with other vendors and suppliers provided that these negotiations and agreements do not violate any term of this Agreement.


19.      MISCELLANEOUS

                  (a) GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California as applied to contracts entered into and performed solely within the State of California.

                  (b)     EXPENSES.   Each  party  shall  bear its own  expenses
in establishing, negotiating and documenting this Agreement.

                  (c) PRESS RELEASES. TPI expects to issue a press release and make a Form 8-K filing with the SEC relating to its entry into this Agreement. TPI shall consult with and obtain LS&CO.'s approval regarding such statements, such approval not to be unreasonably withheld or delayed. If either TPI or LS&CO. must file this Agreement as an exhibit to an SEC filing, each shall consult with the other and use commercially reasonable efforts to obtain confidential treatment of appropriate provisions of the


                                       21
*** Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment request filed with the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.

Agreement in accordance with SEC rules. Going forward, except as may be required by law or applicable stock exchange regulations, neither party shall make any press release concerning this Agreement or the underlying business relationship without the prior approval of the other, not to be unreasonably withheld or delayed.

                  (d)     FORCE MAJEURE.  Neither party shall be responsible for
any failure to perform due to causes beyond its reasonable control (each, a "FORCE MAJEURE" event), provided that such party gives prompt written notice thereof to the other. The time for performance shall be extended for a period equal to the duration of the Force Majeure, but in no event longer than 60 days. It is understood and agreed that Force Majeure events do not include: (a) non-performance by *** or other supplier or subcontractor to TPI whether as a result of default by the supplier or subcontractor or by TPI or otherwise other than a default due to a Force Majeure event affecting such supplier or contractor; (b) cancellation, invalidity or limitation of the claims of the patent or, as provided for in Section 15, allegations or findings of infringement of intellectual property rights of third parties; or (c) termination, modification, injunction or other action terminating or limiting TPI's rights under the *** License.

                  (e) ENTIRE AGREEMENT. This Agreement, together with the NDA, represent the final, complete and exclusive agreement of LS&CO. and TPI and supersede any and all prior or contemporaneous agreements, communications, course of dealing, arrangements or understandings between LS&CO. and TPI. Should there be any conflict between the terms of this Agreement or any other document created by LS&CO. or TPI relating to the business relationship, this Agreement shall control. LS&CO. rejects any term or condition of any TPI invoice, shipping document, letter, e-mail or other TPI document which conflicts with or adds to this Agreement; LS&CO. gives advance notification of objection to any aspect of TPI's acceptance which contains terms which materially alter the terms of this Agreement under the previsions of California Uniform Commercial Code Sec. 2-207. TPI rejects any term or condition of any shipping document, letter, e-mail or other document from LS&CO or its contractors which conflicts with or adds to this Agreement; TPI gives advance notification of objection to any aspect of LS&CO.'s or its contractors' purchase order which contains terms which materially alter the terms of this Agreement under the previsions of California Uniform Commercial Code Sec. 2-207. This Agreement may be modified only as stated in and by a writing signed by both LS&CO. and TPI which refers specifically to this Agreement and states that it is amending this Agreement.

                  (f) COOPERATION. TPI and LS&CO. shall reasonably cooperate with one another in providing information relating to its activities in retrospect of this Agreement in connection with any audit or dispute, whether at an administrative or judicial level, relating to tax, customs, financial reporting or other matter.

                  (g) ASSIGNMENT. This Agreement shall be binding upon the successors and permitted assigns of LS&CO. and TPI. LS&CO. may, without obtaining the consent of TPI, freely assign its rights and delegate its duties (either directly or by operation of law) under this Agreement to any affiliate of LS&CO. or any successor to LS&CO. by merger, consolidation or sale of assets or to any purchaser of the assets comprising the ***(R) brand. It is understood that affiliates of LS&CO. may purchase Products for incorporation in garments sold outside the United States; such purchases shall be on the same terms and conditions set out in this Agreement. TPI may not assign its rights or delegate its duties without first obtaining the written consent of LS&CO., it being understood, however, that TPI may, without obtaining the consent of TPI, freely assign its rights and delegate its duties (either directly or by operation of law) under this Agreement to any affiliate of TPI that succeeds to substantially all of the manufacturing business of TPI or any successor to TPI by merger, consolidation or sale of assets.

                  (h) NO THIRD PARTY BENEFIT. This Agreement is for the exclusive benefit of LS&CO. and TPI not for the benefit of any third party including, without limitation, *** or any creditor, equity owner, employee, supplier, agent or subcontractor of TPI.


                                       22
*** Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment request filed with the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.

                  (i) SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  (j) DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. Any waiver on any party's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

                  (k) NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (iii) one (1) day after deposit with an internationally recognized overnight courier, specifying next day delivery, with written or electronic verification of receipt. All communications shall be sent to the parties at the addresses set forth on the signature pages hereof or at such other address as such party may designate by written notice to the other parties hereto.

                  (l) OTHER MATTERS; KEY DATES. It is understood and agreed that the *** Technology rights and know-how provided and licensed under this Agreement by TPI to LS&CO. are "intellectual property" within the meaning of
Section 365 of the Bankruptcy Code and that the Products are "unique" for purposes of Division 2 of the California Uniform Commercial Code. A list of key dates under this Agreement is attached as EXHIBIT L. This list is not intended as a comprehensive list of all key dates and timeframes under the Agreement or as an independent source of legal obligation; instead, it is intended as a convenient reference tool.

                  (m) TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

                  (n)     PRONOUNS.   All  pronouns  contained  herein, and  any
variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identity of the parties hereto may require.

                  (o)     COUNTERPARTS.   This  Agreement  may  be  executed  in
counterparts (including by facsimile), all of which, when taken together, shall constitute one original.


                                     * * * *


                                       23
*** Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment request filed with the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.

                  If the terms and provisions of this Agreement are acceptable to you, please indicate your acceptance and approval by signing, or by causing to be signed on your behalf, the enclosed copy of this Agreement and returning it to the undersigned.

Very truly yours,

TAG-IT PACIFIC, INC., a Delaware corporation

By:      /s/ Colin Dyne
         -----------------------------
         Colin Dyne
         Chief Executive Officer


Address:          21900 Burbank Blvd, Suite 270
                  Woodland Hills, CA  91367


ACCEPTED:

LEVI STRAUSS & CO., a Delaware corporation

By:      /s/ Bobbi Silten
         -----------------------------
         Bobbi Silten
         President, ***(R)Brand

Address:          1155 Battery Street
                  San Francisco, CA 94111

Exhibits:

Exhibit A:        Specifications
Exhibit B:        *** Bottoms Processes
Exhibit C:        *** Equipment
Exhibit D:        Compensation and Payment
Exhibit E:        Product Categories
Exhibit F:        TAG-IT and TEKFIT marks
Exhibit G:        *** License and letter from ***
Exhibit H:        *** and letter from inventor
Exhibit I:        TEKFIT Trademark Application
Exhibit J:        Mutual Non-Disclosure Agreement
Exhibit K:        Zipper Approval
Exhibit L:        Key Dates


                                       24
*** Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment request filed with the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.